Exhibit 99.1

Glencore plc

Baar, Switzerland

23 November 2022

Metals Acquisition Corp (MAC) and Glencore agree to amend terms to acquire CSA (Cobar) Mine in transaction valued at US$1.1 billion

Glencore and MAC have entered into a binding amendment agreement, amending terms announced on 17 March 2022, for the sale and purchase of Glencore’s Cobar copper mine in New South Wales, Australia.

Pursuant to the binding amendment agreement Glencore will receive consideration of US$1.1 billion as originally agreed with amended payment terms and a 1.5% net smelter return life of mine royalty upon completion of the transaction (see Appendix hereto).

MAC is a Special Purpose Acquisition Company (SPAC) listed on the New York Stock Exchange. The transaction is expected to be completed in the first quarter of 2023, subject to the approval of MAC’s shareholders and other customary closing conditions, including regulatory approvals.

Patrice Merrin is a director of Glencore plc and is also a director of MAC. Ms Merrin holds a <1% voting interest in MAC’s shares. MAC is not a related party of Glencore within the meaning of the UK Listing Rules.

For further information, please contact:

Investors
Martin Fewings	t: +41 41 709 28 80	m: +41 79 737 56 42	martin.fewings@glencore.com
Media
Charles Watenphul	t: +41 41 709 24 62	m: +41 79 904 33 20	charles.watenphul@glencore.com
Francis De Rosa		m: +61 417 074 751	francis.de.rosa@glencore.com

www.glencore.com / www.glencore.com.au

Glencore LEI: 2138002658CPO9NBH955

Notes for Editors

About Glencore

Glencore is one of the world’s largest global diversified natural resource companies and a major producer and marketer of more than 60 responsibly-sourced commodities that advance everyday life. The Group's operations comprise around 150 mining and metallurgical sites and oil production assets.

With a strong footprint in over 35 countries in both established and emerging regions for natural resources, Glencore's industrial activities are supported by a global network of more than 30 marketing offices.  Glencore's customers are industrial consumers, such as those in the automotive, steel, power generation, battery manufacturing and oil sectors. We also provide financing, logistics and other services to producers and consumers of commodities. Glencore's companies employ around 135,000 people, including contractors.

Glencore is proud to be a member of the Voluntary Principles on Security and Human Rights and the International Council on Mining and Metals. We are an active participant in the Extractive Industries Transparency Initiative. Our ambition is to be a net zero total emissions company by 2050.

Glencore recognises our responsibility to contribute to the global effort to achieve the goals of the Paris Agreement.  Our ambition is to be a net zero total emissions company by 2050. In August 2021 we increased our medium-term emission reduction target to a 50% reduction by 2035 and introduced a new short-term target of a 15% reduction by 2026.

www.facebook.com/GlencoreAus
www.twitter.com/GlencoreAUS
www.linkedin.com/company/8518
www.youtube.com/glencorevideos

Disclaimer

The companies in which Glencore plc directly and indirectly has an interest are separate and distinct legal entities. In this document, “Glencore”, “Glencore group” and “Group” are used for convenience only where references are made to Glencore plc and its subsidiaries in general. These collective expressions are used for ease of reference only and do not imply any other relationship between the companies. Likewise, the words “we”, “us” and “our” are also used to refer collectively to members of the Group or to those who work for them. These expressions are also used where no useful purpose is served by identifying the particular company or companies.

Appendix

Consideration as originally agreed (USD1.1 billion plus 1.5% copper NSR) in March 2022 but payment terms amended to consist of:

•	US$775m cash (with the ability to scale up to US$875m cash depending on PIPE demand);

•	Up to US$100m of common equity;

•	US$75m deferred to be paid out of half the proceeds of any future equity raise, with an equity back-stop provision for Glencore’s benefit;

•	US$75m contingent payment payable when copper averages > US$4.25/lb for 18 continuous months over the Life of Mine (“LOM”);

•	US$75m contingent payment payable when copper averages > US$4.50/lb for 24 continuous months over the LOM; and

•	1.5% copper NSR.